Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of North America Education Holdings Inc. (a development stage company) on Form SB-2/A-4 of our Auditors' Report, dated January 25, 2006, on the balance sheets of North America Education Holdings Inc. (a development stage company) as at October 31, 2005 and 2004 and the related statements of operations, cash flows, and shareholders' equity(deficit) for the year ended October 31,2005 and for the period from date of inception October 8, 2004 to October 31, 2004 and for the cumulative period from date of inception October 8, 2004 to October 31,2005.

In addition, we consent to the reference to us under the heading "Experts" in the registration statement

Vancouver, Canada	MORGAN & COMPANY
March 10, 2006	Chartered Accountants